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                                                                   Exhibit 4.13

                     THE SOFTWARE DEVELOPER'S COMPANY, INC.
                          1994 STOCK PLAN, AS AMENDED

         1. Purpose. This 1994 Stock Plan (the "Plan") is intended to provide incentives: (a) to the officers and other employees of The Software Developer's Company, Inc. (the "Company"), its parent (if any) and any present or future subsidiaries of the Company (collectively, "Related Corporations") by providing them with opportunities to purchase stock in the Company pursuant to options granted hereunder which qualify as "incentive stock options" under Section 422A(b) of the Internal Revenue Code of 1986, as amended (the "Code") ("ISO" or "ISOs"); (b) to directors, officers, employees and consultants of the Company and Related Corporations by providing them with opportunities to purchase stock in the Company pursuant to options granted hereunder which do not qualify as ISOs ("NonQualified Option" or "Non-Qualified Options"); (c) to directors, officers, employees and consultants of the Company and Related Corporations by providing them with awards of stock in the Company ("Awards"); and (d) to directors, officers, employees and consultants of the Company and Related Corporations by providing them with opportunities to make direct purchases of stock in the Company ("Purchases"). Both ISOs and Non-Qualified options are referred to hereafter individually as an "Option" and collectively as "Options". Options, Awards and authorizations to make Purchases are referred to hereafter collectively as "Stock Rights". As used herein, the terms "parent" and "subsidiary" mean "parent corporation" and "subsidiary corporation", respectively, as those terms are defined in Section 425 of the Code.

         2. Administration of the Plan.

         A. Board or Committee Administration. The Plan shall be administered by the Board of Directors of the Company (the "Board"). The Board may appoint a Compensation Committee (the "Committee") of three or more of its members to administer this Plan. To the extent required by Rule 16b-3 or any successor provision ("Rule 16b-3") of the Securities Exchange Act of 1934, with respect to specific grants of Stock Rights, the Plan shall be administered by a disinterested administrator or administrators within the meaning of Rule 16b-3. Subject to ratification of the grant or authorization of each Stock Right by the Board (if so required by applicable state law), and subject to the terms of the Plan, the Committee shall have the authority to (i) determine the employees of the Company and Related Corporations (from among the class of employees eligible under paragraph 3 to receive ISOs) to whom ISOs may be granted, and to determine (from among the class of individuals and entities eligible under paragraph 3 to receive Non-Qualified Options and Awards and to make Purchases) to whom Non-Qualified Options, Awards and authorizations to make Purchases may be granted; (ii) determine the time or times at which Options or Awards may be granted or Purchases made; (iii) determine the option price of shares subject to each Option, which price shall not be less than the minimum price specified in paragraph 6, and the purchase price of shares subject to each Purchase; (iv) determine whether each Option granted shall be an ISO or a Non-Qualified Option;
(v) determine (subject to paragraph 7) the time or times when each option shall become exercisable and the duration of the exercise period; (vi) determine whether restrictions such as repurchase options are to be imposed on shares subject to Options, Awards and Purchases and the nature of such restrictions, if any, and (vii) interpret the Plan and prescribe and rescind rules and regulations relating to it. If the Committee determines to issue a Non-Qualified Option, it shall take whatever actions it deems necessary, under Section 422A of the Code and the regulations promulgated thereunder, to ensure that such Option is not treated as an ISO. The interpretation and construction by the Committee of any provisions of the Plan or of any Stock Right granted under it shall be final unless otherwise determined by the Board. The Committee may from time to time adopt such rules and regulations for carrying

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out the Plan as it may deem best. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Stock Right granted under it.

         B. Committee Action. The Committee may select one of its members as its chairman, and shall hold meetings at such time and places as it may determine. Acts by a majority of the Committee, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee. All references in this Plan to the Committee shall mean the Board if no Committee has been appointed. From time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan.

         C. Grant of Stock Rights to Board Members. Stock Rights may be granted to members of the Board consistent with the provisions of the third sentence of paragraph 2(A) above, if applicable. All grants of Stock Rights to members of the Board shall in all other respects be made in accordance with the provisions of this Plan applicable to other eligible persons. Consistent with the provisions of the third sentence of paragraph 2(A) above, members of the Board who are either (i) eligible for Stock Rights pursuant to the Plan or (ii) have been granted Stock Rights may vote on any matters affecting the administration of the Plan or the grant of any Stock Rights pursuant to the Plan, except that no such member shall act upon the granting to himself of Stock Rights, but any such member may be counted in determining the existence of a quorum at any meeting of the Board during which action is taken with respect to the granting to him of Stock Rights.

         3. Eligible Employees and Others. ISOs may be granted to any employee of the Company or any Related Corporation. Those officers and directors of the Company who are not employees may not be granted ISOs under the Plan. Non-Qualified Options, Awards and authorizations to make Purchases may be granted to any director (whether or not an employee), officer, employee or consultant of the Company or any Related Corporation. The Committee may take into consideration a recipient's individual circumstances in determining whether to grant an ISO, a Non-Qualified Option or an authorization to make a Purchase. Granting of any Stock Right to any individual or entity shall neither entitle that individual or entity to, nor disqualify him from, participation in any other grant of Stock Rights.

         4. Stock. The stock subject to Options, Awards and Purchases shall be authorized but unissued shares of Common Stock of the Company, par value $.01 per share (the "Common Stock"), or shares of Common Stock reacquired by the Company in any manner. The aggregate number of shares which may be issued pursuant to the Plan is [1,500,000] shares, subject to adjustment as provided in paragraph 13. Any such shares may be issued as ISOs, Non-Qualified Options or Awards, or to persons or entities making Purchases, so long as the number of shares so issued does not exceed such number, as adjusted or amended from time to time by a vote of stockholders or otherwise pursuant to paragraph 13. If any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the unpurchased shares subject to such Options shall again be available for grants of Stock Rights under the Plan.

         5. Granting of Stock Rights. Stock Rights may be granted under the Plan at any time on or after March 23, 1994 and prior to March 23, 2004. The date of grant of a Stock Right under the Plan will be the date specified by the Committee at the time it grants the Stock Right; provided, however, that such date shall not be prior to the date on which the Committee acts to approve the grant. The Committee shall have the right, with the

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consent of the optionee, to convert an ISO granted under the Plan to a
Non-Qualified Option pursuant to paragraph 16.

         6. Minimum Option Price; ISO Limitations.

         A. Price for Non-Qualified Options. The exercise price per share specified in the agreement relating to each Non-Qualified Option granted under the Plan shall in no event be less than the lesser of (i) the book value per share of Common Stock as of the end of the fiscal year of the Company immediately preceding the date of such grant, or (ii) fifty (50%) percent of the fair market value per share of Common Stock on the date of such grant.

         B. Price for ISOs. The exercise price per share specified in the agreement relating to each ISO granted under the Plan shall not be less than the fair market value per share of Common Stock on the date of such grant. In the case of an ISO to be granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Related Corporation, the price per share specified in the agreement relating to such ISO shall not be less than one hundred ten percent (110%) of the fair market value per share of Common Stock on the date of grant.

         C. $100,000 Annual Limitation on ISOs. Each eligible employee may be granted ISOs only to the extent that, in the aggregate under this Plan and all incentive stock option plans of the Company and any Related Corporation, such ISOs do not become exercisable for the first time by such employee during any calendar year in a manner which would entitle the employee to purchase more than $100,000 in fair market value (determined at the time the ISOs were granted) of Common Stock in that year. Any options granted to an employee in excess of such amount will be granted as Non-Qualified Options.

         D. Determination of Fair Market Value. If, at the time an Option is granted under the Plan, the Company's Common Stock is publicly traded, "fair market value" shall be determined as of the last business day for which the prices or quotes discussed in this sentence are available prior to the date such Option is granted and shall mean (i) the average (on that date) of the high and low prices of the Common Stock on the principal national securities exchange on which the Common stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the last reported sale price (on that date) of the Common Stock on the NASDAQ National Market List, if the Common Stock is not then traded on a national securities exchange; or (iii) the average of the closing bid and asked prices last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the NASDAQ National Market List. However, if the Common Stock is not publicly traded at the time an Option is granted under the Plan, "fair market value" shall be deemed to be the fair value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

         7. Option Duration. Subject to earlier termination as provided in paragraphs 9 and 10, each Option shall expire on the date specified by the Committee, but not more than (i) ten years and one day from the date of grant in the case of Non-Qualified Options, (ii) ten years from the date of grant in the case of ISOs generally, and (iii) five years from the date of grant in the case of ISOs granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any

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Related Corporation. Subject to earlier termination as provided in paragraphs 9 and 10, the term of each ISO shall be the term set forth in the original instrument granting such ISO, except with respect to any part of such ISO that is converted into a Non-Qualified Option pursuant to paragraph 16.

         8. Exercise of Option. Subject to the provisions of paragraphs 9 through 12, each Option granted under the Plan shall be exercisable as follows:

         A. Full Vesting or Partial Vesting. The Option shall either be fully exercisable on the date of grant or shall become exercisable thereafter in such installments as the Committee may specify.

         B. Full Vesting of Installments. Once an installment becomes exercisable it shall remain exercisable until expiration or termination of the Option, unless otherwise specified by the Committee.

         C. Partial Exercise. Each Option or installment may be exercised at any time or from time to time, in whole or in part, for up to the total number of shares with respect to which it is then exercisable.

         D. Acceleration of Vesting. The Committee shall have the right to accelerate the date of exercise of any installment of any Option; provided that the Committee shall not accelerate the exercise date of any installment of any Option granted to any employee as an ISO (and not previously converted into a Non-Qualified Option pursuant to paragraph 16) if such acceleration would violate the annual vesting limitation contained in Section 422A(b)(7) of the Code, as described in paragraph 6(C).

         9. Termination of Employment. If an ISO optionee ceases to be employed by the Company and all Related Corporations other than by reason of death or disability as defined in paragraph 10, no further installments of his ISOs shall become exercisable, and his ISOs shall terminate after the passage of ninety
(90) days from the date of termination of his employment, but in no event later than on their specified expiration dates, except to the extent that such ISOs (or unexercised installments thereof) have been converted into Non-Qualified Options pursuant to paragraph 16. Employment shall be considered as continuing uninterrupted during any bona fide leave of absence (such as those attributable to illness, military obligations or governmental service) provided that the period of such leave does not exceed ninety (90) days or, if longer, any period during which such optionee's right to reemployment is guaranteed by statute. A bona fide leave of absence with the written approval of the Committee shall not be considered an interruption of employment under the Plan, provided that such written approval contractually obligates the Company or any Related Corporation to continue the employment of the optionee after the approved period of absence. ISOs granted under the Plan shall not be affected by any change of employment within or among the Company and Related Corporations, so long as the optionee continues to be an employee of the Company or any Related Corporation. Nothing in the Plan shall be deemed to give any grantee of any Stock Right the right to be retained in employment or other service by the Company or any Related Corporation for any period of time.

         10. Death; Disability.

         A. Death. If an ISO optionee ceases to be employed by the Company and all Related Corporations by reason of his death, any ISO of his may be exercised, to the extent of the number of shares with respect to which he could have exercised it on the date of his death, by his estate, personal representative or beneficiary who has acquired the ISO by will or by the laws of descent and distribution, at any time prior to the earlier of the specified expiration date of the ISO or 180 days from the date of the optionee's death.

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         B. Disability. If an ISO optionee ceases to be employed by the Company and all Related Corporations by reason of his disability, he shall have the right to exercise any ISO held by him on the date of termination of employment, to the extent of the number of shares with respect to which he could have exercised it on that date, at any time prior to the earlier of the specified expiration date of the ISO or 180 days from the date of the termination of the optionee's employment. For the purposes of the Plan, the term "disability" shall mean "permanent and total disability" as defined in Section 22(e)(3) of the Code or successor statute.

         11. Assignability. No Option shall be assignable or transferable by the grantee except by will or by the laws of descent and distribution, and during the lifetime of the grantee each Option shall be exercisable only by him.

         12. Terms and Conditions of Options. Options shall be evidenced by instruments (which need not be identical) in such forms as the Committee may from time to time approve. Such instruments shall conform to the terms and conditions set forth in paragraphs 6 through 11 hereof and may contain such other provisions as the Committee deems advisable which are not inconsistent with the Plan, including restrictions applicable to shares of Common Stock issuable upon exercise of Options. In granting any Non-Qualified Option, the Committee may specify that such Non-Qualified Option shall be subject to the restrictions set forth herein with respect to ISOs, or to such other termination and cancellation provisions as the Committee may determine. The Committee may from time to time confer authority and responsibility on one or more of its own members and/or one or more officers of the Company to execute and deliver such instruments. The proper officers of the Company are authorized and directed to take any and all action necessary or advisable from time to time to carry out the terms of such instruments.

         13. Adjustments. Upon the occurrence of any of the following events, an optionee's rights with respect to Options granted to him hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in the written agreement between the optionee and the Company relating to such Option:

         A. Stock Dividends and Stock Splits. If the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, the number of shares of Common Stock deliverable upon the exercise of Options shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend.

         B. Consolidations or Mergers. If the Company is to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Company's assets or otherwise (an "Acquisition"), the Committee or the board of directors of any entity assuming the obligations of the Company hereunder (the "Successor Board"), shall, as to outstanding Options, take one or more of the following actions: (i) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the shares then subject to such Options the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition; or (ii) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the shares then subject to such Options any equity securities of the successor corporation; or (iii) upon written notice to the optionees, provide that all Options must be exercised, to the extent then exercisable, within a specified number of days of the date of such notice, at the end of which period the Options shall terminate; or (iv) terminate all Options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to such Options (to the extent then exercisable) over the exercise price thereof; or (v) accelerate the date of exercise of such Options or of any installment of any such Options; or (vi)

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terminate all Options in exchange for the right to participate in any stock option or other employee benefit plan of any successor corporation.

         C. Recapitalization or Reorganization. In the event of a recapitalization or reorganization of the Company (other than a transaction described in subparagraph B above) pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, an optionee upon exercising an Option shall be entitled to receive for the purchase price paid upon such exercise the securities he would have received if he had exercised his Option prior to such recapitalization or reorganization.

         D. Modification of ISOs. Notwithstanding the foregoing, any adjustments made pursuant to subparagraphs A, B or C with respect to ISOs shall be made only after the Committee, after consulting with counsel for the Company, determines whether such adjustments would constitute a "modification" of such ISOs (as that term is defined in Section 425 of the Code) or would cause any adverse tax consequences for the holders of such ISOs. If the Committee determines that such adjustments made with respect to ISOs would constitute a modification of such IS0s, it may refrain from making such adjustments.

         E. Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, each Option will terminate immediately prior to the consummation of such proposed action or at such other time and subject to such other conditions as shall be determined by the Committee.

         F. Issuances of Securities. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Options. No adjustments shall be made for dividends paid in cash or in property other than securities of the Company.

         G. Fractional Shares. No fractional shares shall be issued under the Plan and the optionee shall receive from the Company cash in lieu of such fractional shares.

         H. Adjustments. Upon the happening of any of the foregoing events described in subparagraphs A, B or C above, the class and aggregate number of shares set forth in paragraph 4 hereof that are subject to Stock Rights which previously have been or subsequently may be granted under the Plan shall also be appropriately adjusted to reflect the events described in such subparagraphs. The Committee or the Successor Board shall determine the specific adjustments to be made under this paragraph 13 and, subject to paragraph 2, its determination shall be conclusive.

         If any person or entity owning restricted Common Stock obtained by exercise of a Stock Right made hereunder receives shares or securities or cash in connection with a corporate transaction described in subparagraphs A, B or C above as a result of owning such restricted Common Stock, such shares or securities or cash shall be subject to all of the conditions and restrictions applicable to the restricted Common Stock with respect to which such shares or securities or cash were issued, unless otherwise determined by the Committee or the Successor Board.

         14. Means of Exercising Stock Rights. A Stock Right (or any part or installment thereof) shall be exercised by giving written notice to the Company at its principal office address. Such notice shall identify the

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Stock Right being exercised and specify the number of shares as to which such
Stock Right is being exercised, accompanied by full payment of the purchase price therefor either (a) in United States dollars in cash or by check, or (b) at the discretion of the Committee, through delivery of shares of Common Stock having a fair market value equal as of the date of the exercise to the cash exercise price of the Stock Right, or (c) at the discretion of the Committee, by delivery of the grantee's personal recourse note bearing interest payable not less than annually at no less than 100% of the lowest applicable Federal rate, as defined in Section 1274(d) of the Code, or (d) at the discretion of the Committee, by any combination of (a), (b) and (c) above. If the Committee exercises its discretion to permit payment of the exercise price of an ISO by means of the methods set forth in clauses (b), (c), or (d) of the preceding sentence, such discretion shall be exercised in writing at the time of the grant of the ISO in question. The holder of a Stock Right shall not have the rights of a shareholder with respect to the shares covered by his Stock Right until the date of issuance of a stock certificate to him for such shares. Except as expressly provided above in paragraph 13 with respect to changes in capitalization and stock dividends, no adjustment shall be made for dividends or similar rights for which the record date is before the date such stock certificate is issued.

         15. Term and Amendment of Plan. This Plan was adopted by the Board as of March 23, 1994, subject (with respect to the validation of ISOs granted under the Plan) to approval of the Plan by the stockholders of the Company at the next Meeting of Stockholders or, in lieu thereof, by unanimous written consent. If the approval of stockholders is not obtained by March 23, 1995, any grants of Options under the Plan made prior to that date will be rescinded. The Plan shall expire on March 23, 2004 (except as to Options outstanding on that date). Subject to the provisions of paragraph 5 above, Stock Rights may be granted under the Plan prior to the date of stockholder approval of the Plan. The Board may terminate or amend the Plan in any respect at any time, except that, without the approval of the stockholders obtained within 12 months before or after the Board adopts a resolution authorizing any of the following actions: (a) the total number of shares that may be issued under the Plan may not be increased (except by adjustment pursuant to paragraph 13); (b) the provisions of paragraph 3 regarding eligibility for grants of ISOs may not be modified; (c) the provisions of paragraph 6(B) regarding the exercise price at which shares may be offered pursuant to ISOs may not be modified (except by adjustment pursuant to paragraph 13); and (d) the expiration date of the Plan may not be extended. Except as otherwise provided in this paragraph 15, in no event may action of the Board or stockholders alter or impair the rights of a grantee, without his consent, under any Stock Right previously granted to him.

         16. Conversion of ISOs into Non-Qualified Options; Termination of ISOs. The Committee, at the written request or any optionee, may in its discretion take such actions as may be necessary to convert such optionee's ISOs (or any installments or portions of installments thereof) that have not been exercised on the date of conversion into Non-Qualified Options at any time prior to the expiration of such ISOs, regardless of whether the optionee is an employee of the Company or a Related Corporation at the time of such conversion. Such actions may include, but not be limited to, extending the exercise period or reducing the exercise price of the appropriate installments of such Options. At the time of such conversion, the Committee (with the consent of the Optionee) may impose such conditions on the exercise of the resulting Non-Qualified Options as the Committee in its discretion may determine, provided that such conditions shall not be inconsistent with this Plan. Nothing in the Plan shall be deemed to give any optionee the right to have such optionee's ISOs converted into NonQualified Options, and no such conversion shall occur until and unless the Committee takes appropriate action. The Committee, with the consent of the optionee, may also terminate any portion of any ISO that has not been exercised at the time of such termination.

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         17. Application Of Funds. The proceeds received by the Company from the sale of shares pursuant to Options granted and Purchases authorized under the Plan shall be used for general corporate purposes.

         18. Governmental Regulation. The Company's obligation to sell and deliver shares of the Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.

         19. Withholding of Additional Income Taxes. Upon the exercise of a NonQualified Option, the grant of an Award, the making of a Purchase of Common Stock for less than its fair market value, the making of a Disqualifying Disposition (as defined in paragraph 20) or the vesting of restricted Common Stock acquired on the exercise of a Stock Right hereunder, the Company, in accordance with Section 3402(a) of the Code, may require the optionee, Award recipient or purchaser to pay additional withholding taxes in respect of the amount that is considered compensation includible in such person's gross income. The Committee in its discretion may condition (i) the exercise of an Option,
(ii) the grant of an Award, (iii) the making of a Purchase of Common Stock for less than its fair market value, or (iv) the vesting of restricted Common Stock acquired by exercising a Stock Right, on the grantee's payment of such additional withholding taxes.

         20. Notice to Company of Disqualifying Disposition. Each employee who receives an ISO must agree to notify the Company in writing immediately after the employee makes a Disqualifying Disposition of any Common Stock acquired pursuant to the exercise of an ISO. A Disqualifying Disposition is any disposition (including any sale) of such Common Stock before the later of (a) two years after the date the employee was granted the ISO, or (b) one year after the date the employee acquired Common Stock by exercising the ISO. If the employee has died before such stock is sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

         21. Governing Law; Construction. The validity and construction of the Plan and the instruments evidencing Stock Rights shall be governed by the laws of the State of Delaware or the laws of any jurisdiction in which the Company or its successors in interest may be organized. In construing this Plan, the singular shall include the plural and the masculine gender shall include the feminine and neuter, unless the context otherwise requires.
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                         APPENDIX A - ISRAELI RESIDENTS

             THE SOFTWARE DEVELOPER'S COMPANY, INC. 1994 STOCK PLAN

1. SPECIAL PROVISIONS FOR PERSONS WHO ARE ISRAELI RESIDENTS

         1.1 This Appendix (the "APPENDIX") to the Netegrity, Inc. 1994 Stock Plan (the "PLAN") is effective as of __________, 2004 (the "EFFECTIVE DATE").

         1.2 The provisions specified hereunder apply only to persons who are deemed to be residents of the State of Israel for tax purposes.

         1.3 This Appendix applies with respect to (a) options to purchase Shares and (b) Shares issued directly, where such options or Shares are granted or issued, respectively, under the Plan. The purpose of this Appendix is to establish certain rules and limitations applicable to Options and Shares which may be granted or issued under the Plan from time to time , in compliance with the securities and other applicable laws currently in force in the State of Israel. Except as otherwise provided by this Appendix, all grants made pursuant to this Appendix shall be governed by the terms of the Plan. This Appendix is applicable only to grants made after the Effective Date. This Appendix complies with, and is subject to the ITO and Section 102.

         1.4 The Plan and this Appendix shall be read together. In any case of contradiction, whether explicit or implied, between the provisions of this Appendix and the Plan, the provisions of this Appendix shall govern.

2. DEFINITIONS

         Capitalized terms shall have the meaning assigned to them in the Plan. The following additional definitions will apply to grants made pursuant to this
Appendix:

         2.1 "3(I) OPTION" means an Option which is subject to taxation pursuant to Section 3(I) of the ITO which has been granted to any person who is not an Eligible 102 Optionee.

         2.2 "102 CAPITAL GAINS TRACK" means the tax alternative set forth in Section 102(b)(2) of the ITO pursuant to which income resulting from the sale of Shares (including Shares derived from Options) is taxed as a capital gain.

         2.3 "102 CAPITAL GAINS TRACK GRANT" means a 102 Trustee Grant qualifying for the special tax treatment under the 102 Capital Gains Track set forth in Section 102, specifically subsection (b)(2) thereof.

         2.4 "102 ORDINARY INCOME TRACK" means the tax alternative set forth in Section 102(b)(1) of the ITO pursuant to which income resulting from the sale of Shares (including Shares derived from Options) is taxed as ordinary income.

         2.5 "102 ORDINARY INCOME TRACK GRANT" means a 102 Trustee Grant qualifying for the ordinary income tax treatment under the 102 Capital Gains Track set forth in Section 102, specifically subsection (b)(1) thereof.

         2.6 "102 TRUSTEE GRANT" means an Option, or Shares granted or issued, as the case may be, pursuant to Section 102(b) of the ITO and held in trust by a Trustee for the benefit of the Optionee,

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                                                                               2

and includes both 102 Capital Gains Track Grants and 102 Ordinary Income Track Grants.

         2.7 "AFFILIATE" means any "employing Company" within the meaning of Section 102(a) of the ITO.

         2.8      "COMPANY" means Netegrity, Inc.

         2.9 "CONTROLLING SHAREHOLDER" means, pursuant to Section 32(9) of the ITO, an employee who prior to the grant or as a result of the exercise of any Option, holds or would hold, directly or indirectly, in his name or with a relative (as defined in the ITO) (i) 10% of the outstanding shares of the Company, (ii) 10% of the voting power of the Company, (iii) the right to hold or purchase 10% of the outstanding equity or voting power, (iv) the right to obtain 10% of the "profit" of the Company (as defined in the ITO), or (v) the right to appoint a director of the Company, or as such definition is amended or replaced from time to time.

         2.10 "ELECTION" means the Company's choice of the type (as between capital gains track or ordinary income track) of 102 Trustee Grants it will make under the Plan, as filed with the ITA.

         2.11 "ELIGIBLE 102 OPTIONEE" means a person who is employed by the Company or its Affiliates, including an individual who is serving as a director or an office holder, but excluding a Controlling Shareholder.

         2.12 "FAIR MARKET VALUE" shall have the meaning ascribed to it in the Plan; provided, however, that with respect to 102 Capital Gains Track Grants only, for the sole purpose of determining tax liability pursuant to Section 102(b)(3) of the ITO, if at the date of grant the Company's shares are listed on any established stock exchange or a national market system or if the Company's shares will be registered for trading within ninety (90) days following the date of grant, the fair market value of the Shares at the date of grant shall be determined in accordance with the average value of the Company's shares on the thirty (30) trading days preceding the date of grant or on the thirty (30) trading days following the date of registration for trading, as the case may be.

         2.13     "ITA" means the Israeli Tax Authorities.

         2.14 "ITO" means the Israeli Income Tax Ordinance (New Version) 1961 and the rules, regulations, orders or procedures promulgated thereunder and any amendments thereto, including specifically the Rules, all as may be amended from time to time.

         2.15 "NON-TRUSTEE GRANT" means an Option or Shares of Common Stock granted or issued pursuant to Section 102(c) of the ITO and not held in trust by a Trustee.

         2.16 "OPTION AGREEMENT" means the Option Agreement executed by the Company and the Optionee, including the Notice of Grant attached thereto.

         2.17 "OPTIONS" means a Non-Qualified Option granted pursuant to the Terms and Conditions of the Plan and the Appendix.

         2.18 "REQUIRED HOLDING PERIOD" means the requisite period prescribed by the ITO and the Rules, or such other period as

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may be required by the ITA, during which Options or Common Stock granted by the
Company must be held by the Trustee for the benefit of the person to whom it was granted, as amended or replaced from time to time. The Required Holding Period for 102 Capital Gains Track Grants pursuant to the provisions of the ITO is currently defined in Section 102 as twenty-four (24) months from the end of the tax year during which the Options are granted.

         2.19 "RULES" means the Income Tax Rules (Tax benefits in Stock Issuance to Employees) 5763-2003.

         2.20 "SECTION 102" means the provisions of Section 102 of the ITO, as amended from time to time, including by the Law Amending the Income Tax Ordinance (Number 132) 2002, effective as of January 1, 2003.

         2.21 "SHARES" means authorized but unissued or reacquired shares of Common Stock of the Company, par value $0.01 per share (or as adjusted pursuant to the Plan).

         2.22     "TRUST AGREEMENT"

         2.23 "TRUSTEE" means a person designated by the Board to serve as a trustee and approved by the ITA in accordance with the provisions of Section 102(a) of the ITO.

3. TYPES OF GRANTS AND SECTION 102 ELECTION

         3.1 102 Trustee Grants made pursuant to Section 102, whether as grants of Options or as issuances of Shares of Common Stock under the Plan, shall be made pursuant to either (a) Section 102(b)(2) of the ITO as 102 Capital Gains Track Grants or (b) Section 102(b)(1) of the ITO as 102 Ordinary Income Track Grants. The Company's Election regarding the type of 102 Trustee Grant it chooses to make must be filed with the ITA. Once the Company has filed such Election, it may change the type of 102 Trustee Grant that it chooses to make only after the passage of at least 12 months from the end of the calendar year in which the first grant was made in accordance with the previous Election, in accordance with Section 102. For the avoidance of doubt, such Election shall not prevent the Company from granting Non-Trustee Grants.

         3.2 Eligible 102 Optionees may receive only 102 Trustee Grants or Non-Trustee Grants. Optionees who are not Eligible 102 Optionees may be granted only 3(I) Options under this Appendix.

         3.3 No 102 Trustee Grants may be made effective pursuant to this Appendix until 30 days after the requisite filings required by the ITO and the Rules have been made with the ITA.

         3.4 The option agreement or documents evidencing the Options granted or Shares issued pursuant to the Plan and this Appendix shall indicate whether the grant is a 102 Trustee Grant, a Non-Trustee Grant or a 3(I) Grant; and, if the grant is a 102 Trustee Grant, whether it is a 102 Capital Gains Track Grant or a 102 Ordinary Income Track Grant.

4. TERMS AND CONDITIONS OF 102 TRUSTEE OPTIONS

         4.1 Each 102 Capital Gains Track Grant will be deemed granted on the date stated in a written notice by the Company, provided that on or before such date (i) the Company has provided such notice to the Trustee and (ii) the Optionee has signed all documents required pursuant to this Section 4.

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         4.2      102 Trustee Grant Options granted to an Optionee during the
Required Holding Period shall be held in trust for the benefit of the Optionee for the Required Holding Period, and each certificate for Shares acquired pursuant to the exercise thereof or issued directly as a Shares during the Required Holding Period shall be issued to and registered in the name of a Trustee. After termination of the Required Holding Period, the Trustee may release such Options and any such Shares, provided that (i) the Trustee has received an acknowledgment from the Israeli Income Tax Authority that the Optionee has paid any applicable tax due pursuant to the ITO or (ii) the Trustee and/or the Company or its Affiliate withholds any applicable tax due pursuant to the ITO. The Trustee shall not release any Options granted as 102 Trustee Grants or Shares issued upon exercise of such Option prior to the full payment of the Optionee's tax liabilities.

         4.3 Each 102 Trustee Grant (whether a 102 Capital Gains Track Grant or a 102 Ordinary Income Track Grant, as applicable) shall be subject to the relevant terms of Section 102 and the ITO, which shall be deemed an integral part of the 102 Trustee Grant and which shall prevail over any term contained in the Plan, this Appendix or the Option Agreement that is not consistent therewith. Any provision of the ITO and any approvals by the Income Tax Commissioner not expressly specified in the Plan, this Appendix or the Option Agreement which are necessary to receive or maintain any tax benefit pursuant to the Section 102 shall be binding on the Optionee. The Trustee and the Optionee granted a 102 Trustee Grant shall comply with the ITO, and the terms and conditions of the Trust Agreement. For avoidance of doubt, it is reiterated that compliance with the ITO specifically includes compliance with the Rules. Further, the Optionee agrees to execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with the ITO and, particularly, the Rules.

         4.4 During the Required Holding Period, the Optionee shall not require the Trustee to release or sell the Options or Shares and other shares received subsequently following any realization of rights derived from Shares or Options (including stock dividends) to the Optionee or to a third party, unless permitted to do so by applicable law. Notwithstanding the foregoing, the Trustee may, pursuant to a written request, release and transfer such Shares to the Optionee or to a designated third party, provided that both of the following conditions have been fulfilled prior to such transfer: (i) payment has been rendered to the tax authorities of all taxes required to be paid upon the release and transfer of the shares, and confirmation of such payment has been received by the Trustee and (ii) the Trustee has received written confirmation from the Company that all requirements for such release and transfer have been fulfilled according to the terms of the Company's corporate documents, the Plan, this Appendix and the Option Agreement and any applicable law. To avoid doubt, such sale or release during the Required Holding Period will result in adverse tax ramifications under Section 102 of the ITO and the Rules and/or any other regulations or orders or procedures promulgated thereunder, which shall apply to and shall be borne solely by such Optionee.

         4.5 In the event a stock dividend is declared on Shares which derive from Options granted as 102 Trustee Grants, such dividend shall also be subject to the provisions of this Section 4 and the Required Holding Period for such dividend shares shall be measured from the commencement of the Required Holding Period for the Option or Shares with respect to which the dividend was declared.

         4.6 If an Option granted as a 102 Trustee Grant is exercised during the Required Holding Period, the Shares issued upon such exercise shall be issued in the name of the Trustee for the benefit of the Optionee. If such an Option is exercised after the Required Holding Period ends, the Shares issued upon such exercise shall, at the election of the Optionee, either (i) be issued in the name of the Trustee, or (ii) be transferred to the Optionee directly, provided that the Optionee first complies with all applicable provisions of the Plan.

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5. ASSIGNABILITY

         As long as Options or Shares are held by the Trustee on behalf of the Eligible 102 Optionee, all rights of the Eligible 102 Optionee over the shares are personal, can not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

6. TAX CONSEQUENCES

         6.1 Any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby, or from any other event or act (of the Company, and/or its Affiliates, and the Trustee or the Optionee), hereunder, shall be borne solely by the Optionee, with the exception of taxes imposed upon the Company or its Affiliate by law, such as the employer's component of payments to the National Insurance Institute. The Company and/or its Affiliates, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Optionee shall agree to indemnify the Company and/or its affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee for which the Optionee is responsible, including specifically any additional tax liability the Company may incur as a result of the exercise of Options or any transfer effected prior to conclusion of the applicable Required Holding Period. The Company or any of its Affiliates and the Trustee may make such provisions and take such steps as it/they may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to Options granted under the Plan and the exercise thereof, including, but not limited to (i) deducting the amount so required to be withheld from any other amount then or thereafter payable to a Optionee, and/or (ii) requiring a Optionee to pay to the Company or any of its Affiliates the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Shares. In addition, the Optionee will be required to pay any amount that exceeds the tax to be withheld and transferred to the tax authorities, pursuant to applicable Israeli tax laws and regulations.

         6.2 With respect to Non-Trustee Grants, if the Optionee ceases to be employed by the Company or any Affiliate, the Optionee shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 of the ITO and the Rules.

7. GOVERNING LAW AND JURISDICTION

Notwithstanding any other provision of the Plan, with respect to Optionees subject to this Appendix, the Plan and all instruments issued thereunder or in connection therewith shall be governed by, and interpreted in accordance with, the laws of the State of Israel applicable to contracts made and to be performed therein.

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